Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement of 360networks inc. on Form S-8 of our report dated February 25, 2000, except as to the subsequent events described in note 15 which are as of March 20, 2000 relating to the consolidated financial statements of 360networks inc., which appear in 360networks inc.'s annual report on Form 20-F for the year ended December 31, 1999.

We also hereby consent to the incorporation by reference in this Registration Statement of 360networks inc. on Form S-8 of our report dated March 12, 1999 relating to the consolidated income statement and statements of changes in shareholders' equity and of cash flows of Worldwide Fiber (USA), Inc., which appears in 360networks inc.'s annual report on Form 20-F for the year ended December 31, 1999.

/s/ PricewaterhouseCoopers LLP
Vancouver, Canada
June 20, 2000